Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Fourth Quarter and Fiscal 2021 Results

ORLANDO, FL, February 24, 2022 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the fourth quarter and fiscal year 2021.[1]

Fourth Quarter 2021 Highlights

•	Attendance was 5.0 million guests, an increase of 2.7 million guests from the fourth quarter of 2020. Compared to the fourth quarter of 2019, attendance increased by 0.3 million guests or 5.4%.
•	Total revenue was a record $370.8 million, an increase of $216.7 million from the fourth quarter of 2020. Compared to the fourth quarter of 2019, total revenue increased by $72.8 million or 24.4%.
•	Net income was a record $71.5 million, an increase of $117.1 million from the fourth quarter of 2020. Compared to the fourth quarter of 2019, net income increased by $95.7 million.
•

Adjusted EBITDA[2] was a record $152.8 million an increase of $130.0 million from the fourth quarter of 2020. Compared to the fourth quarter of 2019, Adjusted EBITDA increased by $68.8 million or 82.0%.

•

Total revenue per capita increased 7.9% to $74.87 from the fourth quarter of 2020.  Admission per capita increased 5.3% to $43.65 while in-park per capita spending increased 11.7% to $31.22 from the fourth quarter of 2020. Compared to the fourth quarter of 2019, total revenue per capita increased 18.1%, admission per capita increased 15.2%, and in-park per capita spending increased 22.3%.

Fiscal 2021 Highlights

•	Attendance was 20.2 million guests, an increase of 13.8 million guests from fiscal 2020. Compared to fiscal 2019, attendance declined by 2.4 million guests or 10.7%.
•	Total revenue was a record $1,503.7 million, an increase of $1,072.0 million from fiscal 2020. Compared to fiscal 2019, total revenue increased by $105.5 million or 7.5%.
•	Net income was a record $256.5 million, an increase of $568.8 million from fiscal 2020. Compared to fiscal 2019, net income increased by $167.0 million or 186.7%.
•	Adjusted EBITDA was a record $662.0 million. Compared to fiscal 2019, Adjusted EBITDA increased by $205.1 million or 44.9%.
•

Total revenue per capita increased 9.9% to $74.43 from fiscal 2020.  Admission per capita increased 5.2% to $42.17 while in-park per capita spending increased 16.5% to $32.26 from fiscal 2020. Compared to fiscal 2019, total revenue per capita increased 20.4%, admission per capita increased 18.9%, and in-park per capita spending increased 22.6%.

Other Highlights

•	The Company’s current deferred revenue balance as of December 31, 2021, was $154.8 million, an increase of approximately 48.2% when compared to December 31, 2019.
•	The Company repurchased approximately 2.2 million shares of common stock at a total cost of approximately $133.0 million during the fourth quarter of 2021.
•	In the fourth quarter of 2021, the Company came to the aid of almost 370 animals in need in the wild bringing the total number of animals it has helped over its history to almost 39,900.

“We are pleased to report another quarter of record financial results and record financial results for the fiscal year,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc. “In the fourth quarter and fiscal 2021, we delivered record revenue, record net income and record Adjusted EBITDA. We are especially pleased to deliver these record results, while continuing to operate in an environment with significant and unprecedented headwinds related to COVID-19.  These results are a testament to the tireless work of our incredible team, the demonstrated resiliency of our business model and the continued successful implementation of our proven business plan and strategies.  Our fourth quarter and fiscal year financial performance would have been even better if not for limited international guest attendance and reduced group-related attendance related to the impacts of COVID-19.”

“While we have made good progress on our plans, as we look to the future, we continue to be highly confident that we can deliver even more operational and financial improvements that we expect will lead to meaningful increases in shareholder value. In particular, we believe our forward ride, attraction and park enhancement investment plans are the most robust they have ever been, and currently reflect the cadence, focus areas and strategies we have been working towards.  We continue to improve our commercial functionality with investments in talent and capabilities in revenue management and marketing and have opportunities for continued improvement

[1

] Given the disruption the Company experienced in 2020, when it temporarily closed all its parks on March 16th, the Company believes a comparison of its results to the fourth quarter and twelve months of 2019 provides a more meaningful insight on its performance and operating trajectory.  The Company provides a comparison versus both 2019 and 2020 in this release and will do so as well in its Form 10-K.

[2

] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

in these areas. We also continue to identify, track and execute on additional cost reduction and efficiency opportunities that we expect to continue to help offset inflationary pressures and lead to structurally improved profitability.  With respect to our digital capabilities, including our mobile app and CRM implementations, we are encouraged by the early results and are in the very early innings of realizing the full potential.  And, we continue to make progress on our inorganic growth initiatives related to hotels, new parks and international expansion and expect to have more to share later in the year,” continued Swanson.

“We are also pleased to have ended 2021 in a particularly strong financial position, as a result of the proactive and decisive decisions made over the last couple of years as well as our record financial performance in 2021.  Our available liquidity, including cash on our balance sheet and capacity on our revolver credit facility, was over $800 million and our total net leverage was less than 2.50x.  Our strong financial position provides us significant flexibility to invest in our business, fund high growth ROI initiatives, consider strategic opportunities and / or return capital to our shareholders,” concluded Swanson.

In 2021, the Company received numerous industry accolades including SeaWorld Orlando voted as #1 Nation’s Best Amusement Park by USA Today readers; Aquatica Orlando voted as #1 for Nation’s Best Outdoor Water Park by USA Today readers; and Busch Gardens Williamsburg named World’s Most Beautiful Theme Park for the 31st year by the National Amusement Park Historical Association.  In addition, the Mako rollercoaster at SeaWorld Orlando was ranked as the #1 Best Roller Coaster by USA Today readers.  The Company also launched new iOS and Android mobile apps for all its parks in 2021 and completed what it believes to be the most significant transformation of its in-park venues as many were redesigned, refreshed or added across its parks in 2021.

For 2022, the Company believes it has the most exciting line-up of new rides, attractions, events and upgrades it has ever had in its history with something new and meaningful in every one of its parks, including, according to USA Today, 4 of the 9 most anticipated roller coasters of 2022 opening across its parks this year. Some of the Company’s new rides and attractions include the following:

•

Ice Breaker rollercoaster at SeaWorld Orlando, a quadruple launch coaster, featuring four airtime filled launches, both backwards and forwards, culminating in a reverse launch up a 93-foot vertical spike leading to the steepest beyond vertical drop in Florida – recently opened as one of the most anticipated roller coasters of the year.

•

Iron Gwazi rollercoaster at Busch Gardens Tampa Bay, the tallest hybrid coaster in North America and the world’s fastest and steepest hybrid coaster, with the world’s tallest drop – opened on February 13th to select season pass holders and will open to all guests on March 11th.  Iron Gwazi is another one of the most anticipated roller coasters of the year and what the Company believes could be the best roller coaster in the world.

•

Emperor rollercoaster at SeaWorld San Diego, the tallest, fastest, longest and first floorless dive coaster on the West Coast - will open on March 2nd to select season pass holders and on March 12th to all guests and another one of the most anticipated roller coasters of the year.

•

Pantheon rollercoaster at Busch Gardens Williamsburg, the world’s fastest multi-launch coaster - will open on March 4th to select season pass holders and on March 25th  to all guests and another of the most anticipated roller coasters of the year.

•	Tidal Surge screaming swing at SeaWorld San Antonio, the world’s tallest and fastest Screaming Swing - will open on February 26th to select season pass holders and on March 5th to all guests.
•

Later this spring the Company will open the Big Bird’s Tour Bus ride at Sesame Place Philadelphia, the Reef Plunge waterslide at Aquatica Orlando, the Rapids Racer and Wahoo Remix waterslides at Adventure Island Tampa, the Aquazoid Amped waterslide at Water Country USA, and the Riptide Race waterslide at Aquatica San Antonio.

The Company is also excited about the opening of its newest park, the first new park it has opened in close to a decade, Sesame Place San Diego which will open on March 26th.

The Company’s fourth quarter 2021 financial results continued to be impacted by the COVID-19 pandemic.  While parks were open and operating without COVID-19 related-capacity limitations in the fourth quarter, international travel restrictions for guests outside of the United States and limited group-related attendance adversely affected attendance and revenue for the quarter.

Given the disruption the Company experienced last year when it temporarily closed all its parks on March 16, 2020, the Company has provided a comparison of its financial results for the three and twelve months ended December 31, 2021, to the three and twelve months ended December 31, 2019.

Fourth Quarter 2021 Results Versus Fourth Quarter 2019 Results

In the fourth quarter of 2021, the Company hosted approximately 5.0 million guests, generated record total revenues of $370.8 million, record net income of $71.5 million and record Adjusted EBITDA of $152.8 million.  Attendance increased 0.3 million guests, or 5.4%, when compared to the fourth quarter of 2019 due in part to the positive reception of the Company’s holiday events, including new events during the quarter, along with increased demand and additional operating days, partially offset by reduced international guest visitation and group-related attendance, when compared to the fourth quarter of 2019.  Excluding international guest visitation and group-related attendance, attendance in the fourth quarter increased by approximately 20% when compared to the fourth quarter of 2019.

The increase in total revenue of $72.8 million compared to the fourth quarter of 2019 was primarily a result of increases in admission per capita (defined as admissions revenue divided by total attendance), in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) and attendance. Admission per capita increased largely due to the realization of higher prices in the Company’s admission products resulting from its strategic pricing efforts, partially offset by the net impact of the admissions product mix when compared to the fourth quarter of 2019. In-park per capita spending improved primarily due to a combination of factors including an improved product mix, higher realized prices and fees, and the impact of new, enhanced or expanded in-park offerings.  The Company also benefitted from a strong consumer demand environment which contributed to higher guest spending levels during the quarter compared to 2019. The increases in net income and Adjusted EBITDA for the fourth quarter of 2021 were primarily impacted by an increase in total revenue when compared to the fourth quarter of 2019.

	Three Months Ended December 31,		Change
	2021	2019	%
(In millions, except per share and per capita amounts)
Total revenues	$370.8	$298.0	24.4%
Net income (loss)	$71.5	$(24.2)	NM
Earnings (loss) per share, diluted	$0.92	$(0.31)	NM
Adjusted EBITDA	$152.8	$83.9	82.0%
Net cash provided by operating activities	$86.6	$34.7	149.3%
Attendance	5.0	4.7	5.4%
Total revenue per capita	$74.87	$63.42	18.1%
Admission per capita	$43.65	$37.89	15.2%
In-Park per capita spending	$31.22	$25.53	22.3%

Fiscal 2021 Results Versus Fiscal 2019

In fiscal 2021, the Company hosted approximately 20.2 million guests and generated record total revenues of $1,503.7 million, record net income of $256.5 million and record Adjusted EBITDA of $662.0 million. Attendance declined 2.4 million guests when compared to fiscal 2019 primarily due to COVID-19 related impacts including capacity limitations and/or modified/limited operations at the Company’s parks for part of 2021.  Attendance was also impacted by a decline from international guest visitation and group-related attendance when compared to 2019.  Excluding international guest visitation and group-related attendance, attendance increased by approximately 2% when compared to 2019.

The increase in total revenue of $105.5 million compared to fiscal 2019 was primarily a result of increases in admission per capita and in-park per capita spending partially offset by the decline in attendance.  Admission per capita increased primarily due to the realization of higher prices in the Company’s admission products resulting from the Company’s strategic pricing efforts, along with the net impact of the admissions product mix when compared to 2019. In-park per capita spending improved due to a combination of factors including an improved product mix, higher realized prices and fees, and the impact of new, enhanced or expanded in-park offerings when compared to 2019. The Company also benefited from a strong consumer demand environment which contributed to higher guest spending levels when compared to 2019.

Net income and Adjusted EBITDA were positively impacted by an increase in total revenue along with a decrease in operating expenses and selling, general and administrative expenses when compared to 2019. The decrease in operating expenses is primarily due to a net reduction in labor-related costs and other operating costs primarily resulting from structural cost savings initiatives and the impact of modified/limited operations due to COVID-19, partially offset by certain nonrecurring contractual liabilities and legal costs impacted by the temporary COVID-19 park closures, operating costs associated with incremental operating days and events added in 2021 and an increase in non-cash equity compensation expense. The decrease in selling, general and administrative expenses primarily relates to a targeted reduction in marketing related costs, a decrease in legal costs primarily related to a legal settlement charge in 2019, net of insurance recoveries, of approximately $32.1 million, a decline in third-party consulting costs and the impact of cost savings and efficiency initiatives.  These factors were partially offset by an increase in non-cash equity compensation expense.

	Fiscal Year Ended December 31,		Change
	2021	2019	%
(In millions, except per share and per capita amounts)
Total revenues	$1,503.7	$1,398.2	7.5%
Net income	$256.5	$89.5	186.7%
Earnings per share, diluted	$3.22	$1.10	192.7%
Adjusted EBITDA	$662.0	$456.9	44.9%
Net cash provided by operating activities	$503.0	$348.4	44.4%
Attendance	20.2	22.6	(10.7%)
Total revenue per capita	$74.43	$61.80	20.4%
Admission per capita	$42.17	$35.48	18.9%
In-Park per capita spending	$32.26	$26.32	22.6%

Share Repurchases

During the fourth quarter of 2021, the Company repurchased approximately 2.2 million shares of common stock at a total cost of approximately $133.0 million.

Other

As of December 31, 2021, the Company’s current deferred revenue balance was $154.8 million, an increase of approximately 48.2% when compared to December 31, 2019.

Rescue Efforts

In the fourth quarter of 2021, the Company came to the aid of almost 370 animals in need, bringing the total number of animals it has helped over its history to almost 39,900 across a number of species including bottlenose dolphins, manatees, sea lions, seals, sea turtles, sharks, birds and more. As an example, the Company works closely with the Florida Fish and Wildlife Conservation Commission and in the past five years has helped over 250 manatees as their ecosystems continue to be threatened by humans.  The Company manages one of the largest manatee rescue operations in the world and operates one of only five critical care facilities in the U.S.

The Company is a leader in animal rescue.  Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year, including during the temporary park closures due to the COVID-19 pandemic. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel thousands of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning then to their natural habitat.

Conference Call

The Company will hold a conference call today, Thursday, February 24, 2022, at 9 a.m. Eastern Time to discuss its fourth quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on February 24, 2022, under the "Events & Presentations" tab of www.SeaWorldInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on February 24, 2022, through 11:59 p.m. Eastern Time on March 3, 2022, by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 9815844.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped almost 39,900 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 or any related mutations and its impact on our business and the economy in general; failure to hire and/or retain our employees; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry and/or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; seasonal fluctuations in operating results, inability to compete effectively in the highly competitive theme park industry; interactions between animals and our employees and our guests at attractions at our theme parks, animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites and/or information technology systems; increased labor costs, including wage increases, and employee health and welfare benefits; inability to grow our business or fund theme park capital expenditures, inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; inability to remediate an identified material weakness on a timely basis; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; unionization activities and/or labor disputes; inability to maintain certain commercial licenses; restrictions in our debt agreements limiting flexibility in operating our business; inability to retain our current credit ratings; our  leverage ; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; tariffs or other trade restrictions; actions of activist stockholders; the ability of Hill Path Capital LP and its affiliates to significantly influence our decisions; the policies of the U.S. President and his administration or any change to tax laws; changes in the method for determining LIBOR and the potential replacement of LIBOR may affect our cost of capital; mandates related to COVID-19 vaccinations for employees; changes or declines in our stock price, as well as the risk that securities analysts could downgrade our stock or our sector; risks associated with our capital allocation plans and share repurchases, including the risk that our share repurchase program could increase volatility and fail to enhance stockholder value and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lisa Cradit

SVP – Head of Communications

(646) 245-2476

Lisa.cradit@seaworld.com

Libby Panke

FleishmanHillard

(314) 719-7521

Libby.Panke@fleishman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2021	2020	$	%	2021	2020	$	%
Net revenues:
Admissions	$216,192	$92,008	$124,184	135.0%	$851,891	$255,376	$596,515	NM
Food, merchandise and other	154,628	62,067	92,561	149.1%	651,839	176,403	475,436	NM
Total revenues	370,820	154,075	216,745	140.7%	1,503,730	431,779	1,071,951	NM
Costs and expenses:
Cost of food, merchandise and other revenues	27,195	13,157	14,038	106.7%	114,287	36,712	77,575	NM
Operating expenses (exclusive of depreciation and amortization shown separately below)	162,227	105,088	57,139	54.4%	622,419	388,473	233,946	60.2%
Selling, general and administrative expenses	56,600	22,492	34,108	151.6%	184,871	94,885	89,986	94.8%
Severance and other separation costs(a)	(51)	171	(222)	NM	1,531	2,826	(1,295)	(45.8%)
Depreciation and amortization	39,549	36,540	3,009	8.2%	148,660	150,546	(1,886)	(1.3%)
Total costs and expenses	285,520	177,448	108,072	60.9%	1,071,768	673,442	398,326	59.1%
Operating income (loss)	85,300	(23,373)	108,673	NM	431,962	(241,663)	673,625	NM
Other (income) expense, net	(12)	291	(303)	NM	144	276	(132)	(47.8%)
Interest expense	26,187	31,701	(5,514)	(17.4%)	116,642	100,907	15,735	15.6%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs(b)	—	—	—	ND	58,827	—	58,827	ND
Income (loss) before income taxes	59,125	(55,365)	114,490	NM	256,349	(342,846)	599,195	NM
Benefit from income taxes	(12,413)	(9,829)	(2,584)	(26.3%)	(164)	(30,525)	30,361	NM
Net income (loss)	$71,538	$(45,536)	$117,074	NM	$256,513	$(312,321)	$568,834	NM
Earnings (loss) per share:
Earnings (loss) per share, basic	$0.93	$(0.58)			$3.28	$(3.99)
Earnings (loss) per share, diluted	$0.92	$(0.58)			$3.22	$(3.99)

Weighted average common shares outstanding:
Basic	76,812	78,312			78,302	78,194
Diluted (c)	78,120	78,312			79,575	78,194

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended December 31,			2021 v 2019	For the Year Ended December 31,			2021 v 2019
	2021	2020	2019		$2021	2020	2019	$
Net income (loss)	$71,538	$(45,536)	$(24,183)	95,721	$256,513	$(312,321)	$89,476	$167,037
(Benefit from) provision for income taxes	(12,413)	(9,829)	(1,377)	(11,036)	(164)	(30,525)	39,528	(39,692)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs	—	—	—	—	58,827	—	—	58,827
Interest expense	26,187	31,701	20,115	6,072	116,642	100,907	84,178	32,464
Depreciation and amortization	39,549	36,540	40,232	(683)	148,660	150,546	160,557	(11,897)
Equity-based compensation expense (d)	16,687	4,264	2,662	14,025	41,018	7,467	11,106	29,912
Loss on impairment or disposal of assets and certain non-cash expenses (e)	2,121	5,636	981	1,140	7,099	7,187	3,198	3,901
Business optimization, development and strategic initiative costs (f)	3,105	1,271	9,607	(6,502)	8,759	7,268	27,869	(19,110)
Certain transaction and investment costs and other taxes (g)	358	(51)	126	232	830	1,044	5,056	(4,226)
COVID-19 related incremental costs (h)	4,634	2,839	—	4,634	22,562	8,808	—	22,562
Other adjusting items (i)	998	(4,106)	35,772	(34,774)	1,302	(13,567)	35,954	(34,652)
Adjusted EBITDA (j)	$152,764	$22,729	$83,935	$68,829	$662,048	$(73,186)	$456,922	$205,126
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (k)					7,100	—	11,300	(4,200)
Other adjustments as defined in the Debt Agreements (l)					19,990	—	—	19,990
Covenant Adjusted EBITDA (m)					$689,138	$(73,186)	$468,222	$220,916

	For the Three Months Ended December 31,			2021 v 2019	For the Year Ended December 31,			2021 v 2019
	2021	2020	2019		$2021	2020	2019	$
Net cash provided by (used in) operating activities	$86,575	$(13,080)	$34,733	$51,842	$503,012	$(120,729)	$348,416	$154,596
Capital expenditures	55,263	33,460	42,337	12,926	128,854	109,175	195,217	(66,363)
Free Cash Flow (n)	31,312	(46,540)	(7,604)	38,916	374,158	(229,904)	153,199	220,959

Net cash used in investing activities	$(55,263)	$(33,460)	$(42,337)	$(12,926)	$(128,854)	$(109,175)	$(195,193)	$66,339
Net cash (used in) provided by financing activities	$(141,984)	$(8,106)	$(4,061)	$(137,923)	$(364,897)	$624,204	$(147,305)	$(217,592)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of December 31,
	2021	2020
Cash and cash equivalents	$443,707	$433,909
Total assets	$2,610,316	$2,566,358
Deferred revenue	$154,793	$130,759
Long-term debt, including current maturities:
Term B Loans	$1,197,000	$—
Term B-5 Loans	—	1,492,378
Senior Notes	725,000	—
First-Priority Senior Secured Notes	227,500	227,500
Second-Priority Senior Secured Notes	—	500,000
Total long-term debt, including current maturities	$2,149,500	$2,219,878
Total stockholders' deficit	$(33,916)	$(105,803)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Year Ended December 31,		Change
	2021	2020	#	%
Capital Expenditures:
Core (o)	$69,402	$94,671	$(25,269)	(26.7%)
Expansion/ROI projects (p)	59,452	14,504	44,948	NM
Capital expenditures, total	$128,854	$109,175	$19,679	18.0%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2021	2020	#	%	2021	2020	#	%
Attendance	4,953	2,220	2,733	123.1%	20,203	6,373	13,830	NM
Total revenue per capita (q)	$74.87	$69.40	$5.46	7.9%	$74.43	$67.75	$6.68	9.9%
Admission per capita(r)	$43.65	$41.44	$2.21	5.3%	$42.17	$40.07	$2.10	5.2%
In-Park per capita spending(s)	$31.22	$27.96	$3.26	11.7%	$32.26	$27.68	$4.58	16.5%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL INFORMATION COMPARED TO 2019
(In thousands, except per share and per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2021	2019	#	%	2021	2019	#	%
Total revenues	$370,820	$298,011	$72,809	24.4%	$1,503,730	$1,398,244	$105,486	7.5%
Net income (loss)	$71,538	$(24,183)	$95,721	NM	$256,513	$89,476	$167,037	186.7%
Net earnings (loss) per share, diluted	$0.92	$(0.31)	$1.22	NM	$3.22	$1.10	$2.12	192.7%
Adjusted EBITDA (t)	$152,764	$83,935	$68,829	82.0%	$662,048	$456,922	$205,126	44.9%
Net cash provided by operating activities	$86,575	$34,733	$51,842	149.3%	$503,012	$348,416	$154,596	44.4%
Attendance	4,953	4,699	254	5.4%	20,203	22,624	(2,421)	(10.7%)
Total revenue per capita	$74.87	$63.42	$11.45	18.1%	$74.43	$61.80	$12.63	20.4%
Admission per capita	$43.65	$37.89	$5.76	15.2%	$42.17	$35.48	$6.69	18.9%
In-Park per capita spending	$31.22	$25.53	$5.69	22.3%	$32.26	$26.32	$5.94	22.6%

NM-Not meaningful.

ND-Not determinable

(a) Reflects restructuring and other separation costs.

(b) Reflects a loss on early extinguishment of debt and write-off of discounts and debt issuance costs associated with the refinancing transactions in 2021.

(c)  During the three months and year ended December 31, 2021, there were approximately 154,000 and 146,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three months and year ended December 31, 2020, the Company excluded potentially dilutive shares of approximately 2.4 million and 2.3 million, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(d) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.  For the three months and year ended December 31, 2021, includes equity compensation expense related to certain performance vesting restricted awards which were previously not considered probable of vesting.  For the year ended December 31, 2020, includes a reversal of equity compensation for certain performance vesting restricted units which at the time were no longer considered probable of vesting.

(e) Reflects primarily non-cash expenses related to asset write-offs and costs related to certain rides and equipment which were removed from service.

(f) For the three months and year ended December 31, 2021, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.1 million and $4.2 million, respectively of third-party consulting costs; and (ii) $1.0 million and $3.1 million, respectively of other business optimization costs and strategic initiative costs. For the year ended December 31, 2021 also includes $1.5 million of severance and other separation costs associated with positions eliminated.

For the three months and year ended December 31, 2020, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $0.6 million and $3.1 million, respectively, of third-party consulting costs and (ii) $0.2 million and $2.8 million, respectively, of severance and other separation costs primarily related to a restructuring program.

For the three months and year ended December 31, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $8.7 million and $21.2 million, respectively, of third party consulting costs and (ii) $0.3 million and $4.2 million, respectively, of severance and other separation costs associated with positions eliminated.

(g) For the year ended December 31, 2019, includes approximately $4.3 million relating to expenses associated with a previously disclosed equity transaction.

(h) For the three months and year ended December 31, 2021, includes approximately $1.5 million and $11.9 million, respectively of nonrecurring contractual liabilities and legal costs impacted by the temporary COVID-19 park closures and approximately $2.2 million and $9.0 million, respectively, of incremental temporary labor-related costs incurred to prepare and staff the parks and other incremental, nonrecurring, temporary incentives paid to attract employees to return to or remain in the workforce during the COVID-19 related environment.

For the three months and year ended December 31, 2020, primarily includes incremental labor-related costs to prepare and operate the parks with enhanced safety measures, incremental third-party consulting costs primarily related to the Company’s COVID-19 response and safety communication strategies, contract termination or modification costs related to impacts from the temporary COVID-19 park closures, legal costs related to COVID-19 related matters and temporary or initial purchases of safety monitoring and personal protective equipment. These costs were included with other adjusting items in the Adjusted EBITDA calculation previously reported for the three months and year ended December 31, 2020 and have been reclassified to COVID-19 related incremental costs above to conform with the current year presentation.

(i) For the three months and year ended December 31, 2020, includes approximately $4.4 million and $16.9 million, respectively, of legal settlement proceeds, partially offset by approximately $0.2 million and $3.3 million, respectively, in other legal fees. The legal settlement proceeds received in 2020 relate to the following: (i) $12.5 million of insurance proceeds related to a legal settlement gain as previously disclosed for the year ended December 31, 2020 and (ii) $4.4 million related to the return of funds previously paid for a legal settlement for both the three months and year ended December 31, 2020. For the three months and year ended December 31, 2019, includes approximately $32.1 million related to a legal settlement, net of insurance recoveries.

(j)Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(k) The Company’s Debt Agreements, which were effective for the year ended December 31, 2021, permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income (loss).  For the years ended December 31, 2020 and   2019, the estimated cost savings calculation was based on annualized estimated savings the Company expected to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings were calculated net of the amount of actual benefits realized during such period and were limited to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings.

(l) The Debt Agreements, which were effective for the year ended December 31, 2021, permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.  Prior to the Debt Agreements, these costs were not permitted adjustments in the calculation, as such, these adjustments are not applicable to the prior years.

(m) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (k) and (l) above.

(n) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.

(r) Calculated as admissions revenue divided by attendance.

(s) Calculated as food, merchandise and other revenue divided by attendance.

(t) For a reconciliation of the Company’s Adjusted EBITDA for the three and twelve months ended December 31, 2019, refer to table above.